Exhibit 2

Transfer Agreement

This Transfer Agreement (the “Agreement”), effective as of May 13, 2024 (the “Effective Date”), is by and between Einodmil LLC, (“Einodmil”) and Paul Romness (“Paul”).

Background

WHEREAS, Einodmil entered into a “Convertible Note Purchase Agreement” with OS Therapies Incorporated, a Delaware corporation (the “Company”) dated March 10, 2023, and the related Unsecured Convertible Promissory Note, dated March 13, 2023 (together, the “Note Agreements”);

WHEREAS, the Company is in the process of conducting an IPO for certain of its stock and the Note Agreements grant certain rights of participation in such offering to Einodmil;

WHEREAS, Brookline Capital Markets, the “Underwriter” of the Company’s proposed IPO has requested that Einodmil enter into a “Lock-up Agreement” substantially in the form attached hereto as Exhibit A, under which Einodmil will agree to limit the exercise of such rights as specified therein; and

WHEREAS, Paul is the CEO and a significant shareholder of the Company and desires to induce Einodmil to enter into the Lock-up Agreement so the Company can proceed with the IPO to Paul’s and the Company’s benefit;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Lock-Up Agreement. Einodmil hereby agrees to enter into the Lock-up Agreement with the Underwriter in exchange for, and conditional upon the receipt of, the Consideration (as defined below).

2. Transfer of Consideration. In exchange for Einodmil’s entering into the Lock-up Agreement, Paul agrees to make the following transfers (the “Consideration”) immediately upon execution of this Agreement:

(a) Paul will transfer 600,000 of the common shares of the Company that belong to Paul to Einodmil (in accordance with Einodmil’s direction as warranted).

(b) Paul will transfer 600,000 additional common shares of the Company that belong to Paul to an escrow account for the benefit of Einodmil in accordance with reasonable business practices for similar escrow arrangements. Paul agrees, and the escrow arrangement will provide, that the following amounts of the escrowed shares will be released to Einodmil based on the average VWAP of the 20 trading days following the expiration of the 6 month lockup period (the “Post-Lockup Trading Price”) immediately after the passage of such trading days:

If the Post-Lockup Trading price is:

(i)	$4.00 or higher: 0 shares
(ii)	$3.50-$3.99: 75,000 shares
(iii)	$3.00-$3.49: 150,000 shares
(iv)	$2.50-$2.99: 225,000 shares
(v)	$2.00-$2.49: 300,000 shares
(vi)	$1.50-$1.99: 375,000 shares
(vii)	$1.00-$1.49: 450,000 shares
(viii)	$0.50-$0.99: 525,000 shares
(ix)	$0.01-$0.49: 600,000 shares

After such shares have been transferred to Einodmil, any remaining escrowed shares will be returned to Paul.

(c) Paul agrees to execute and deliver, at the reasonable request of Einodmil, such additional documents, instruments, conveyances and assurances and take such further actions as Einodmil may reasonably request to evidence or effect the transfer of the Consideration, carry out the provisions hereof, and give effect to the transactions contemplated by this Agreement.

3. Representations & Warranties of the Parties. Each of the parties represents, warrants and covenants that it has full power to enter into and effect this Agreement and to carry out its obligations hereunder. The execution of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite action. This Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms. Entering into this Agreement and performing its obligations herein will not constitute a default under any law or agreement or other instrument or conflict with any other restriction or obligation, to which it is a party or by which it is bound.

4. Cancellation. If for any reason Einodmil and Paul agree the IPO will not occur, and the Underwriters Agreement is cancelled, thus cancelling the Lock-up Agreement with the Underwriters, this agreement is null and void, and all original shares return to Paul immediately.

5. Boilerplate. The provisions of Section 8 – Miscellaneous of the Convertible Note Purchase Agreement are incorporated herein, mutatis mutandis, and shall govern this Agreement as well.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

/s/ Paul Romness
Paul Romness, as an individual

Einodmil LLC

By	/s/ Shalom Auerbach
Shalom Auerbach, member

3

Exhibit A

Form of Lock-up Agreement